Exhibit 99. 2

VERTRO, INC.
Q1 2011 Earnings Call Script

MIKE BUCHANAN

Thank you and good afternoon everyone. Welcome to Vertro's first quarter 2011 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Jim Gallagher and General Manager, Rob Roe.

I'd like to remind everyone that today's comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period-to-period and year-over-year performance.

They are:

EBITDA (earnings before interest, income taxes, depreciation and amortization),

Adjusted EBITDA,

Adjusted income/loss, and

Adjusted income/loss per share.

A description of our reasons for utilizing these measures, as well as our definition of them and their reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

Certain of the ALOT user metrics we'll be discussing this afternoon are broken out by 'Region One' and 'rest-of-world' (ROW). As a reminder, Region One comprises English speaking users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.

To comply with the SEC's guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website at www.vertro.com, and a replay of this conference call will be available for 90 days. I'd now like to turn the call over to President and CEO, Peter Corrao. Peter?

PETER CORRAO

Thanks Mike and good afternoon everyone; thanks for joining us.

Q1 was a challenging quarter in which we continued to be impacted by the issues that we faced with the bundled distribution partner in Q4. We started the quarter behind where we wanted to be from a live user perspective, and this issue was compounded by the seasonal effects of Q1, which is traditionally a weaker quarter than Q4.

Since our last call, our focus has been to get back to growth in Region One live users, and while Q1 results were down on Q4, as of today we believe we have returned back to growth in live users.

As we began Q2, we decided to take a step back to look at the cost structure of the business. We have always been proud of the tight cost controls we have in place, particularly given the global reach of our product portfolio. Despite what we believed were already low operating expenses, we felt that there was room to take further costs out of the business. As a result, we have reduced our headcount from 49 at the beginning of the year to 36 as of today. Jim will talk about the positive financial impact of these headcount reductions, but I want to stress that we believe that the streamlined team we now have in place is the right size and has the right skills to execute on our growth strategy for 2011.

In addition to reducing headcount, we also took the opportunity to restructure the business. There were two main changes we made: the first was to increase our direct marketing team to help us drive live user growth; and the second was to focus certain aspects of our business development, product and engineering resources on the development of new, high quality apps, primarily with third parties.

On recent calls, I've mentioned the positive impact that high quality apps can have on our business. They help us with distribution and retention, and additionally can deliver incremental non-search revenue. A key focus of our reorganized team is to develop more of these high quality apps, primarily by partnering with third parties to build them on our behalf. Since our last call, we have already launched several new apps that we're particularly excited about:

1.
We have a new eMusic app that offers our users a free track every day and promotes the benefits of eMusic's monthly subscription packages. This new app is an exciting and valuable app for our users and has great potential for our business on a number of different levels. The free daily music download helps us with distribution, and the app also drives non-search revenue as we deliver new subscribers through to eMusic.

2.
We have a new PeopleDeals app, which offers our users coupons that can increase in value when they're shared with friends via social networks. This new app was developed for us by PeopleString, and is part of a strategic alliance we have with the company that will drive greater app distribution.

3.
We have recently begun testing an ALOT Rewards app that was built for us by online marketing services company, Inuvo. This new app will offer cash back to our users at some of the world's largest online retailers. The app notifies users when cash back is available and then credits users' ALOT Rewards account once a qualifying purchase is made. This is a potentially significant new app for us. It offers real value for our users, and also delivers a new source of non-search revenue, as we generate revenue each time a qualifying purchase is made.

4.
Finally, we have just introduced the ability for individual users to create their own apps for their appbar. Users are able to publish their own RSS feeds, create links to their websites, or build custom apps using standard HTML. After creating an app, our users can share their app with friends and can also promote the app on their blog or website. This is a great opportunity for us to utilize user generated content and to promote viral distribution of the ALOT Appbar.

We believe that all of the apps that I have just mentioned will also help with the long term retention of users.

We're really excited by the progress we've made with our app strategy since the beginning of the year. We believe that partnering with high-quality companies such as eMusic, PeopleString and Inuvo will enable us to grow our distribution channels, without the need for us to increase internal fixed costs.

In addition to the new apps that I've outlined, we've also begun testing display ads to our users each time they interact with an app. We are currently only testing these app ads in a small number of our apps, but expect to roll these ads out more widely over the coming months. As the roll-out continues, we expect to begin more direct sales of our app ad inventory to increase the revenue that these new ads deliver.

Alongside our new apps, we have also continued to expand the tests for distribution of our new ALOT Appbar. As I mentioned on our last call, we are a little behind where we wanted to be with the ALOT Appbar roll-out, as our attention was focused on addressing the buying issues that began in Q4. Now that we have returned to growth in our Region One user base, we have begun to refocus on Appbar distribution. We remain excited by the potential of the new product and expect our Appbar user base to become more meaningful over the coming months. The new apps that I've previously mentioned today are currently available on both our Toolbar and Appbar platforms.

Another key focus for the business in Q1 was to explore ways to increase our core search revenue. We have worked closely with our monetization partners to explore ways in which we can improve the actual search experience for our users. During Q1, we tested a number of optimizations to our search results pages including the addition of seller ratings. These are graphical ratings that appear alongside sponsored listings. Further we have introduced site links, which display multiple links under sponsored listings and enable our users to deep link through to different sections of the advertiser's website.

Early results from these search tests have been encouraging. In early Q2 we rolled the new search features out to all of our existing and new users.

I want to be proactive and inform our investors that last night we received written notice from Google that they are implementing new client application guidelines. Google's client application guidelines apply to client applications that use Google's search or advertising syndication services and apply to our use of Google's paid search results. The client application guidelines cover a wide range of subject matters including the number of advertisements available to display to end users and the layout of those advertisements. In anticipation of the changes to the client application guidelines we have been testing various ad formats and working on ways to minimize the impact of any changes to the client application guidelines. Additionally, we are in the process of reviewing the changes to the final client application guidelines and working with Google on their implementation. As we implement the changes we expect to keep investors up to date on the impact on our business on our earnings calls or through other Regulation FD compliant communications.

Overall, we are looking forward to executing our app strategy in the next few quarters. We have a streamlined, refocused and reenergized team in place; we've further reduced our cost base; we're back to our strategy of rolling out our ALOT Appbar; and we are aggressively pursuing our app strategy and have already made some significant progress. With that said, let me hand the call over to Jim to discuss our financial results. Jim?

JAMES GALLAGHER

Thanks Peter and good afternoon everyone.

As Peter discussed, Q1 was a challenging quarter, but one in which we believe we got the issues in Q4 behind us and made some real progress on a range of exciting initiatives, particularly new app development and the optimization of our search results pages.

The continued impact of our Q4 buying issues, coupled with the expected effects of seasonality in Q1, resulted in revenue declining from $9.6 million in Q4 to $8.4 million in Q1. Despite the revenue decrease, we maintained EBITDA and Adjusted EBITDA profitability in the quarter, by achieving $0.1 million in EBITDA and $0.3 million in Adjusted EBITDA.

Let me provide you with a little more detail on the reduction in headcount that Peter discussed. We have reduced our headcount from 49 at the beginning of the year to 36 today. The expected annualized savings from the reduction will be over $1.2 million and the charge for the reductions, which were partially recognized in Q1 and some of which will recognize in Q2, were $0.04 million and $0.10million, respectively. We see the headcount reduction as a positive move. Our focus on third party app development has enabled us to operate with a more streamlined team.

The reduction in headcount means that we now expect our monthly operating expenses, excluding customer acquisition costs, to be approximately $0.78 million for the remainder of 2011.

Cash and cash equivalents decreased from $6.5 million in Q4 to $5.1 million in Q1 2011. The decrease is primarily a result of lower payables on the balance sheet, and a CapEx investment of approximately $0.2 million in Q1. We expect this to be the only material CapEx investment for hardware and software purchase we will make in 2011. We believe we have sufficient cash for continuing ongoing operations.

As a reminder, we continue to maintain an untapped credit facility of up to $5.0 million with Bridge Bank. As we have discussed on previous calls, we have no immediate plans to draw on this line.

I would also like to mention that on February 15 we announced a stock repurchase program of up to $1M over a period of one year.  The repurchase program is subject to restrictions on timing of repurchases and the Company has not made any repurchases under the program as of the current date.  The Company will report any repurchases under the program on its next Form 10Q or Form 10K.

Overall, we believe we are in a good financial position for the remainder of 2011. Furthermore, we believe we are now getting back to growth in our Region One user base.

With that, I'm going to hand the call back to the operator for questions. Operator?

Q&A SESSION

MIKE BUCHANAN

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, (4) the potential acceptance of new products in the market, and (5) the impact of changes to our monetization partners implementation guidelines.
These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including Form 10-Q for Q1 2011. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.